Exhibit 99.1

Press Release July 29, 2010
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the second quarter of 2010. For the quarter, distributable cash flow was $22.7 million, up $6.2 million, or 38% compared to second quarter of 2009. For the six months ended June 30, 2010, distributable cash flow was $42.8 million, up $11.8 million or 38% compared to the same period of 2009. Based on these results, HEP announced a distribution increase on July 23, 2010, raising the quarterly distribution from $0.815 to $0.825 per unit, representing a 5% increase over the distribution for the second quarter of 2009.
For the quarter, income from continuing operations was $13.4 million ($0.48 per basic and diluted limited partner unit) compared to $15 million ($0.74 per basic and diluted limited partner unit) for the second quarter of 2009. Net income was $13.4 million ($0.48 per basic and diluted limited partner unit) versus $16.4 million ($0.82 per basic and diluted limited partner unit) for the second quarter of 2009 which included Rio Grande discontinued operations. The reduction in overall earnings is due principally to a decrease in previously deferred revenue realized, a decrease in third-party shipments and increased interest costs.
Unlike distributable cash flow, net income does not include the excess of contractual minimum guaranteed payments made by certain shippers above the revenue associated with those shippers’ actual movements. Such excess payments are not included in revenue in the period received but rather booked as deferred revenue since those shippers’ contracts allow them to apply such excess payments against any charge that would otherwise be due for shipments above their minimum guaranteed level during the succeeding four quarters. Deferred revenue is recognized at the end of this twelve month period unless it is clawed back during the period. During this second quarter of 2010, the downward effect on revenue from the increase in the deferred revenue balance (i.e., the difference between the amount of revenue deferred and the amount of previously deferred revenue realized) versus the second quarter of 2009 was the principal driver in reducing income between the periods. The downward effect on revenue and earnings was $1.4 million for the quarter, versus a favorable effect of $5 million for the 2009 second quarter, or a relative change of $6.4 million when comparing the quarterly periods.
For the six months, income from continuing operations was $24.1 million ($0.84 per basic and diluted limited partner unit) compared to $18.8 million ($0.92 per basic and diluted limited partner unit) for the same six month period of 2009. Net income was $24.1 million ($0.84 per basic and diluted limited partner unit) versus $21.8 million ($1.10 per basic and diluted limited partner unit) for the first six months of 2009.
Commenting on the second quarter of 2010, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “The second quarter generated solid financial results as distributable cash flow and EBITDA reached new quarterly highs. For the quarter, strong distributable cash flow increases over the same period of 2009, allowed us to declare our 23rd consecutive distribution increase. EBITDA was $30.6 million, an increase of $2.9 million or 10% over last year’s second quarter, and for the first six months, EBITDA was $56.2 million, an increase of $11.2 million or 25% over last year’s six month period, reflecting earnings contributions from our 2009 and March 2010 asset acquisitions.”
“Looking forward, we shall explore opportunities that will permit us to continue to expand our distributable cash flow, our asset base and grow our geographic footprint,” Clifton said.
Second Quarter 2010 Revenue Highlights
Total revenues from continuing operations for the quarter were $45.5 million, a $7.5 million increase compared to the second quarter of 2009. This was due to revenues attributable to our 2009 and March 2010 asset acquisitions and higher tariff rates on affiliate shipments. These factors were partially offset by a $4 million decrease in previously deferred revenue realized and a decrease in third-party pipeline shipments.

•
Revenues from our refined product pipelines were $18.5 million, a decrease of $3.9 million. This decrease is primarily due to a $3.7 million decrease in previously deferred revenue realized combined with an overall decrease in refined product shipments. Volumes shipped on our refined product pipelines averaged 133.3 thousand barrels per day (“mbpd”) compared to 138.6 mbpd for the second quarter of 2009, reflecting a decline in third-party refined product shipments that was partially offset by an increase in affiliate shipments.

•
Revenues from our intermediate pipelines were $5 million, an increase of $0.7 million, on shipments averaging 86.1 mbpd compared to 70.5 mbpd for the second quarter of 2009. This increase is primarily due to volumes shipped on our 16-inch intermediate pipeline acquired in June 2009, partially offset by a $0.4 million decrease in previously deferred revenue realized.

•
Revenues from our crude pipelines were $9.7 million, an increase of $3 million. This increase is primarily due to $2.3 million in revenues attributable to our Roadrunner Pipeline transportation agreement entered into in December 2009. Volumes shipped on our crude pipelines averaged 141.3 mbpd compared to 142.6 mbpd for the second quarter of 2009.

•
Revenues from terminal, tankage and loading rack fees were $12.3 million, an increase of $7.8 million compared to the second quarter of 2009. This increase includes $7.5 million in revenues attributable to volumes transferred and stored at our Tulsa storage and rack facilities.

Revenues from continuing operations for the three months ended June 30, 2010 include the recognition of $1.6 million of prior shortfalls billed to shippers in 2009 as they did not meet their minimum volume commitments in any of the subsequent four quarters. As of June 30, 2010, deferred revenue in our consolidated balance sheet was $10.9 million.
Six Months Ended June 30, 2010 Revenue Highlights
Total revenues from continuing operations for the six months were $86.2 million, an $18.8 million increase compared to the same period of 2009. This was due to our recent asset acquisitions and higher tariffs on affiliate shipments, partially offset by a $4.7 million decrease in previously deferred revenue realized. On a year-to-date basis, overall pipeline shipments were up 13%, reflecting increased affiliate volumes attributable to Holly Corporation’s (“Holly”) first quarter of 2009 Navajo refinery expansion, including volumes shipped on our new 16” intermediate and Beeson pipelines, partially offset by a decrease in third-party shipments. Additionally, prior year affiliate shipments reflect lower first quarter volumes as a result of production downtime during a major maintenance turnaround of the Navajo refinery during the first quarter of 2009.
•
Revenues from our refined product pipelines were $35.4 million, a decrease of $4.1 million. This decrease is primarily due to a $5.9 million decrease in previously deferred revenue realized that was partially offset by a slight increase in refined product shipments. Volumes shipped on our refined product pipelines averaged 128.8 mbpd compared to 125.2 mbpd for the first six months of 2009, reflecting an increase in affiliate shipments, partially offset by a decline in third-party shipments.

•
Revenues from our intermediate pipelines were $10.8 million, an increase of $4.7 million, on shipments averaging 82.6 mbpd compared to 52.5 mbpd for the six months ended June 30, 2009. This increase is primarily due to volumes shipped on our 16-inch intermediate pipeline combined with a $1.2 million increase in previously deferred revenue realized.

•
Revenues from our crude pipelines were $19.1 million, an increase of $5.5 million, on shipments averaging 138.1 mbpd compared to 132.5 mbpd for the six months ended June 30, 2009. This increase is primarily due to $4.6 million in revenues attributable to our Roadrunner Pipeline transportation agreement.

•
Revenues from terminal, tankage and loading rack fees were $20.9 million, an increase of $12.8 million compared to the six months ended June 30, 2009. This increase includes $11.9 million in revenues attributable to volumes transferred and stored at our Tulsa storage and rack facilities.

Our revenues from continuing operations for the six months ended June 30, 2010 include the recognition of $4.1 million of prior shortfalls billed to shippers in 2009 as they did not meet their minimum volume commitments in any of the subsequent four quarters.
Cost and Expense Highlights
Operating costs and expenses were $23 million and $45.8 million for the three and six months ended June 30, 2010, respectively, representing increases of $4 million and $9.1 million compared to the same periods of 2009. These increases were due to costs attributable to our recent asset acquisitions, higher throughput volumes on our heritage pipelines, 2010 transaction related expenses, and higher depreciation, maintenance and payroll expense.
Additionally, interest expense was $9.5 million and $17.1 million for the three and six months ended June 30, 2010, respectively, representing increases of $5.1 million and $7.3 million compared to the same periods of 2009. These increases reflect interest on our 8.25% senior notes issued in March 2010 and costs of $1.1 million from a partial settlement of an interest rate swap in the second quarter of 2010.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=70658.
An audio archive of this webcast will be available using the above noted link through August 11, 2010.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Corporation operates through its subsidiaries a 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 31,000 bpsd refinery in Woods Cross, Utah and a 125,000 bpsd refinery in Tulsa, Oklahoma. A Holly Corporation subsidiary owns a 34% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	the economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the six months ended June 30, 2010 and 2009.

	Three Months Ended
	June 30,		Change from
	2010	2009	2009
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$12,067	$11,366	$701
Affiliates — intermediate pipelines	4,964	4,302	662
Affiliates — crude pipelines	9,728	6,751	2,977

	26,759	22,419	4,340
Third parties — refined product pipelines	6,455	11,098	(4,643)

	33,214	33,517	(303)
Terminals and loading racks:
Affiliates	10,320	2,645	7,675
Third parties	1,949	1,837	112

	12,269	4,482	7,787

Total revenues	45,483	37,999	7,484
Operating costs and expenses:
Operations	13,495	10,631	2,864
Depreciation and amortization	7,591	6,613	978
General and administrative	1,913	1,797	116

	22,999	19,041	3,958

Operating income	22,484	18,958	3,526
Equity in earnings of SLC Pipeline	544	423	121
Interest income	2	2	—
Interest expense, including amortization	(9,549)	(4,404)	(5,145)
Other income (expense)	—	65	(65)

	(9,003)	(3,914)	(5,089)

Income from continuing operations before income taxes	13,481	15,044	(1,563)
State income tax	(46)	(93)	47

Income from continuing operations	13,435	14,951	(1,516)
Income from discontinued operations, net of noncontrolling interest of $427 (1)	—	1,441	(1,441)

Net income	13,435	16,392	(2,957)
Less general partner interest in net income, including incentive distributions (2)	2,909	1,849	1,060

Limited partners’ interest in net income	$10,526	$14,543	$(4,017)

Limited partners’ earnings per unit — basic and diluted: (2)
Income from continuing operations	$0.48	$0.74	$(0.26)
Income from discontinued operations	—	0.08	(0.08)

Net income	$0.48	$0.82	$(0.34)

Weighted average limited partners’ units outstanding	22,079	17,789	4,290

EBITDA (3)	$30,619	$27,759	$2,860

Distributable cash flow (4)	$22,673	$16,415	$6,247

Volumes from continuing operations (bpd) (1)

Pipelines:
Affiliates — refined product pipelines	98,464	94,738	3,726
Affiliates — intermediate pipelines	86,140	70,543	15,597
Affiliates — crude pipelines	141,263	142,598	(1,335)

	325,867	307,879	17,988
Third parties — refined product pipelines	34,844	43,854	(9,010)

	360,711	351,733	8,978
Terminals and loading racks:
Affiliates	186,515	115,221	71,294
Third parties	37,902	40,742	(2,840)

	224,417	155,963	68,454

Total for pipelines and terminal assets (bpd)	585,128	507,696	77,432

	Six Months Ended
	June 30,		Change from
	2010	2009	2009
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$23,547	$18,919	$4,628
Affiliates — intermediate pipelines	10,756	6,068	4,688
Affiliates — crude pipelines	19,133	13,652	5,481

	53,436	38,639	14,797
Third parties — refined product pipelines	11,859	20,573	(8,714)

	65,295	59,212	6,083
Terminals and loading racks:
Affiliates	17,240	4,748	12,492
Third parties	3,644	3,371	273

	20,884	8,119	12,765

Total revenues	86,179	67,331	18,848
Operating costs and expenses:
Operations	26,555	20,973	5,582
Depreciation and amortization	14,801	12,629	2,172
General and administrative	4,476	3,131	1,345

	45,832	36,733	9,099

Operating income	40,347	30,598	9,749
Equity in earnings of SLC Pipeline	1,025	598	427
Interest income	5	8	(3)
Interest expense, including amortization	(17,093)	(9,807)	(7,286)
Other income (expense)	(7)	65	(72)
SLC Pipeline acquisition costs	—	(2,500)	2,500

	(16,070)	(11,636)	(4,434)

Income from continuing operations before income taxes	24,277	18,962	5,315
State income tax	(140)	(166)	26

Income from continuing operations	24,137	18,796	5,341
Income from discontinued operations, net of noncontrolling interest of 922 (1)	—	3,035	(3,035)

Net income	24,137	21,831	2,306
Less general partner interest in net income, including incentive distributions (2)	5,555	3,142	2,413

Limited partners’ interest in net income	$18,582	$18,689	$(107)

Limited partners’ earnings per unit — basic and diluted: (2)
Income from continuing operations	$0.84	$0.92	$(0.08)
Income from discontinued operations	—	0.18	(0.18)

Net income	$0.84	$1.10	$(0.26)

Weighted average limited partners’ units outstanding	22,079	17,058	5,021

EBITDA (3)	$56,166	$44,943	$11,223

Distributable cash flow (4)	$42,831	$30,999	$11,821

Volumes from continuing operations (bpd) (1)

Pipelines:
Affiliates — refined product pipelines	95,937	78,628	17,309
Affiliates — intermediate pipelines	82,649	52,520	30,129
Affiliates — crude pipelines	138,094	132,459	5,635

	316,680	263,607	53,073
Third parties — refined product pipelines	32,850	46,557	(13,707)

	349,530	310,164	39,366
Terminals and loading racks:
Affiliates	175,218	99,118	76,100
Third parties	36,381	42,067	(5,686)

	211,599	141,185	70,414

Total for pipelines and terminal assets (bpd)	561,129	451,349	109,780

(1)
On December 1, 2009, we sold our 70% interest in Rio Grande. Results of operations of Rio Grande are presented in discontinued operations. Pipeline volume information excludes volumes attributable to Rio Grande.

(2)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions for the three and the six months ended June 30, 2010 were $2.7 million and $5.2 million. For the three and the six months ended June 30, 2009 the distributions were $1.5 million and $2.8 million, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(3)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements, with the exception of EBITDA from discontinued operations. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands)
Income from continuing operations	$13,435	$14,951	$24,137	$18,796

Add (subtract):
Interest expense	8,209	5,071	14,095	10,082
Amortization of discount and deferred debt issuance costs	264	177	458	353
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	1,076	(844)	2,540	(628)
Interest income	(2)	(2)	(5)	(8)
State income tax	46	93	140	166
Depreciation and amortization	7,591	6,613	14,801	12,629
EBITDA from discontinued operations	—	1,700	—	3,553

EBITDA	$30,619	$27,759	$56,166	$44,943

(4)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline, maintenance capital expenditures and distributable cash flow from discontinued operations. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands)
Income from continuing operations	$13,435	$14,951	$24,137	$18,796

Add (subtract):
Depreciation and amortization	7,591	6,613	14,801	12,629
Amortization of discount and deferred debt issuance costs	264	177	458	353
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	1,076	(844)	2,540	(628)
Equity in excess cash flows over earnings of SLC Pipeline	174	167	352	220
Increase (decrease) in deferred revenue	1,414	(5,031)	2,521	(4,669)
SLC Pipeline acquisition costs*	—	—	—	2,500
Maintenance capital expenditures**	(1,281)	(1,299)	(1,978)	(1,717)
Distributable cash flow from discontinued operations	—	1,681	—	3,515

Distributable cash flow	$22,673	$16,415	$42,831	$30,999

*
We expensed the $2.5 million finder’s fee associated with our joint venture agreement with Plains that closed in March 2009. These costs directly relate to our interest in the new joint venture pipeline and are similar to expansion capital expenditures; accordingly, we have added back these costs to arrive at distributable cash flow.

**
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	June 30,	December 31,
	2010	2009
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$2,806	$2,508
Working capital	$291	$4,404
Total assets	$645,816	$616,845
Long-term debt (5)	$487,479	$390,827
Total equity (6)	$119,811	$193,864

(5)	Includes $155 million and $206 million of credit agreement advances at June 30, 2010 and December 31, 2009, respectively.

(6)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets transferred to us upon our initial public offering in 2004, the intermediate pipelines purchased from Holly in 2005 and the assets purchased from Holly in 2009 and March 2010 had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $214.4 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners, L.P.
214/871-3555